Filed Pursuant to Rule 424(b)(3) and Rule 424(c)Registration No. 333-188096

Prospectus Supplement(To Prospectus filed on June 19, 2013)

COPYTELE, INC.

This Prospectus Supplement supplements the information contained in the Prospectus, dated as of June 19, 2013 relating to the resale of up to 57,400,130 shares of our common stock by selling stockholders.

This Prospectus Supplement is being filed to include the information set forth in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2013, which was filed with the Securities and Exchange Commission on September 16, 2013.

You should read this Prospectus Supplement in conjunction with the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 51 of the Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 2, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended July 31, 2013

Commission file number 0-11254

COPYTELE, INC.

(Exact name of registrant as specified in its charter)

                                   Delaware                                                                                                                                       11-2622630

     (State or other jurisdiction of                                                                                                                                                                  (I.R.S. Employer

         incorporation or organization)                                                                                                                                                                 Identification No.)

                                                                                                              900 Walt Whitman Road

     Melville, NY                                                                                                                                            11747

(Address of principal executive offices)                                                                                                                                                          (Zip Code)

(631) 549-5900

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.                                                                                                                                                               Yes   X             No ___

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

                                                                                                             Yes   X             No ___

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]                                                                                                         Accelerated filer [   ]

Non-accelerated filer [   ] (Do not check if a smaller reporting company)                        Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

                                                                                                Yes ____         No   X

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

On September 10, 2013, the registrant had outstanding 207,586,189 shares of Common Stock, par value $.01 per share, which is the registrant’s only class of common stock.

PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements.

COPYTELE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	July 31, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$982,031	$339,693
Short-term investment in certificates of deposit	-	500,000
Prepaid expenses and other current assets	47,262	82,326
Total current assets	1,029,293	922,019

Investment in Videocon Industries Limited global depository receipts, at market value	4,269,141	4,728,367

Property and equipment, net of accumulated depreciation of $44,901 and $2,185,525 respectively	9,132	10,290
Total assets	$5,307,566	$5,660,676

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable	$516,044	$304,523
Accrued liabilities	691,275	330,616
Derivative liability, at fair value	700,000	-
Deferred revenue, non-refundable license fees	1,187,320	1,187,320
Total current liabilities	3,094,639	1,822,459

Contingencies (Note 9)

Convertible debentures due September 2016, net of discount of $-0- and $717,727, respectively	-	32,273

Convertible debentures due January 2015, net of discount of $989,433 and $-0-, respectively	450,567	-

Loan payable to related party (Note 1)	5,000,000	5,000,000

Shareholders’ deficiency:
Preferred stock, par value $100 per share; 500,000 shares authorized; no shares issued or outstanding	-	-
Common stock, par value $.01 per share; 300,000,000 shares authorized; 206,176,189 and 184,979,037 shares issued and outstanding, respectively	2,061,762	1,849,790
Additional paid-in capital	133,050,162	127,693,160
Loan receivable from related party (Note 1)	(5,000,000)	(5,000,000)
Accumulated deficit	(132,236,654)	(125,083,322)
Accumulated other comprehensive income (loss)	(1,112,910)	(653,684)
Total shareholders’ deficiency	(3,237,640)	(1,194,056)

Total liabilities and shareholders’ deficiency	$5,307,566	$5,660,676

The accompanying notes are an integral part of these condensed consolidated financial statements

3

COPYTELE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

	For the Nine Months Ended
	July 31,
	2013	2012

Net revenue
Revenue from sales of encryption products, net	$2,130	$6,725
Display technology license fee	-	940,010
Total net revenue	2,130	946,735

Cost of revenue and operating expenses
Cost of encryption products sold	27,067	1,948
Research and development expenses	-	1,712,302
Selling, general and administrative expenses	6,117,492	1,641,277
Total cost of revenue and operating expenses	6,144,559	3,355,527

Loss from operations	(6,142,429)	(2,408,792)

Change in fair value of derivative liability	315,189	-

Loss on extinguishment of debt	(343,517)	-

Interest expense	(982,688)	-

Dividend income	-	13,463

Interest income	113	3,033

Loss before income taxes	(7,153,332)	(2,392,296)

Provision for income taxes	-	-

Net loss	(7,153,332)	(2,392,296)

Other comprehensive loss:
Unrealized loss on investment in Videocon Industries Limited global depository receipts	(459,226)	(779,334)

Total comprehensive loss	$(7,612,558)	$(3,171,630)

Net loss per share:
Basic and diluted	$(0.04)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	192,889,045	180,620,450

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

COPYTELE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

	For the Three Months Ended
	July 31,
	2013	2012
Net revenue
Revenue from sales of encryption products, net	$-	$2,800
Display technology license fee	-	246,670
Total net revenue	-	249,470

Cost of revenue and operating expenses
Cost of encryption products sold	-	714
Research and development expenses	-	458,412
Selling, general and administrative expenses	2,218,605	433,682
Total cost of revenue and operating expenses	2,218,605	892,808

Loss from operations	(2,218,605)	(643,338)

Change in fair value of derivative	105,189	-

Loss on extinguishment of debt	(343,517)	-

Interest expense	(125,035)	-

Dividend income	-	13,463

Interest income	76	773

Loss before income taxes	(2,581,892)	(629,102)

Provision for income taxes	-	-

Net loss	(2,581,892)	(629,102)

Other comprehensive loss:
Unrealized loss on investment in Videocon Industries Limited global depository receipts	(1,751,636)	(261,772)

Total comprehensive loss	$(4,333,528)	$(890,874)

Net loss per share:
Basic and diluted	$(0.01)	$(0.00)

Weighted average common shares outstanding:
Basic and diluted	201,965,186	182,964,773

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

COPYTELE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIENCY

FOR THE NINE MONTHS ENDED JULY 31, 2013 (UNAUDITED)

			Additional Paid-in Capital	Loan Receivable From Related Party		Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficiency
	Common Stock				Accumulated Deficit
	Shares	Par Value

Balance, October 31, 2012	184,979,037	$1,849,790	$127,693,160	($5,000,000)	($125,083,322)	($653,684)	($1,194,056)
Stock option compensation to employees	-	-	2,118,424	-	-	-	2,118,424
Stock option compensation to consultants	-	-	574,374	-	-	-	574,374
Common stock issued to consultants	665,000	6,650	161,825	-	-	-	168,475
Common stock issued upon exercise of stock options	146,000	1,460	24,150	-	-	-	25,610
Sale of common stock to Aspire Capital Fund, LLC, net of expense	3,100,000	31,000	558,865	-	-	-	589,865
Common stock issued to Aspire Capital Fund, LLC, as consideration	3,500,000	35,000	(35,000)	-	-	-	-
Common stock issued upon conversion of convertible debentures	10,318,945	103,190	1,250,174	-	-	-	1,353,364
Common stock issued in payment of interest on convertible debentures	339,714	3,397	66,542	-	-	-	69,939
Common stock issued to acquire patent license	200,000	2,000	40,000	-	-	-	42,000
Common stock issued upon exercise of warrants	2,927,493	29,275	351,525	-	-	-	380,800
Warrants issued in connection with issuance of convertible debentures	-	-	221,985	-	-	-	221,985
Proceeds received on sale of common stock held by ZQX Advisors, LLC	-	-	24,138	-	-	-	24,138
Unrealized loss on investment in Videocon Industries Limited global depository receipts (Note 4)	-	-	-	-	-	(459,226)	(459,226)
Net loss	-	-	-	-	(7,153,332)	-	(7,153,332)
Balance, July 31, 2013	206,176,189	$2,061,762	$133,050,162	($5,000,000)	($132,236,654)	($1,112,910)	($3,237,640)

The accompanying notes are an integral part of these condensed consolidated financial statements.

COPYTELE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the nine months ended
	July 31,
	2013	2012
Cash flows from operating activities:
Payments to suppliers, employees and consultants	$(2,645,397)	$(2,199,910)
Cash received from sales of products and services	2,130	5,325
Dividend received	-	13,463
Interest received	868	2,817
Net cash used in operating activities	(2,642,399)	(2,178,305)

Cash flows from investing activities:
Disbursements to acquire short-term investments in certificates of deposit	-	(1,200,000)
Proceeds from maturities of short-term investments in U.S. government securities and certificates of deposit	500,000	2,498,947
Proceeds from sale of Digital Info Security Co. Inc. common stock	1,135	-
Payments for purchases of property and equipment	(1,811)	(1,600)
Net cash provided by investing activities	499,324	1,297,347

Cash flows from financing activities:
Proceeds from issuance of convertible debentures	1,765,000	-
Proceeds from sale of common stock, net of expense	589,865	-
Proceeds from exercise of warrants to purchase common stock	380,800	-
Proceeds from exercise of stock options	25,610	208,450
Proceeds received on sale of common stock held by ZQX Advisors, LLC	24,138	-
Net cash provided by financing activities	2,785,413	208,450

Net increase (decrease) in cash and cash equivalents	642,338	(672,508)
Cash and cash equivalents at beginning of year	339,693	774,040
Cash and cash equivalents at end of period	$982,031	$101,532

Reconciliation of net loss to net cash used in operating activities:
Net loss	$(7,153,332)	$(2,392,296)
Stock option compensation to employees	2,118,424	111,105
Stock option compensation to consultants	574,374	-
Common stock issued to employees pursuant to stock incentive plans	-	861,364
Common stock issued to consultants	168,475	39,607
Common stock issued to acquire patent license	42,000	-
Provision for excess inventory	26,490	-
Amortization of convertible debenture discount	893,149	-
Loss on extinguishment of debt	343,517	-
Common stock issued to pay interest on convertible debentures	69,939	-
Other	9,000	5,835
Change in operating assets and liabilities:
Prepaid expenses and other current assets	8,574	3,829
Accounts payable and accrued liabilities	572,180	132,261
Derivative liability	(315,189)	-
Deferred revenue	-	(940,010)
Net cash used in operating activities	$(2,642,399)	$(2,178,305)

Supplemental disclosure of non-cash financing actives:
Common stock issued upon conversion of debentures	$1,075,000	$-
Fair value of debenture embedded conversion feature	$1,180,000	$-
Relative fair value of convertible debenture warrant	$214,819	$-

The accompanying notes are an integral part of these condensed financial statements.

7

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.         BUSINESS AND FUNDING

Description of Business and Basis of Presentation

As used herein, “we,” “us,” “our,” the “Company” and “CopyTele” refers to CopyTele, Inc.  Our principal operations include the development, acquisition, licensing, and enforcement of patented technologies. While in the past, the primary operations of the Company involved licensing in connection with the development of patented technologies, the primary operations of the Company are now patent monetization, and patent assertion, in connection with the unauthorized use of patented technologies that are either owned or controlled by the Company or one of its wholly owned subsidiaries.  As part of our patent assertion activities in the ordinary course of business, the Company, or our wholly owned subsidiaries, will likely initiate patent infringement lawsuits, and engage in patent infringement litigation.  In addition to continuing to mine and monetize our existing patents, our wholly owned subsidiary, CTI Patent Acquisition Corporation will continue to acquire patents and the exclusive rights to exclusively license and enforce patents from third parties.  The changes in the primary operations of the Company included elimination of product development efforts, accordingly, we are no longer incurring research and development expenses. Due to arrangements previously entered into by the Company, certain of our patents contain encumbrances which may negatively impact our patent monetization and patent assertion activities. Where we are able, we will take the steps necessary to remove any encumbrances that may inhibit our patent monetization and patent assertion efforts. We have obtained and will continue to obtain the rights to license and enforce additional patents from third parties, and when necessary, will assist such parties in the further development of their patent portfolios through the filing of additional patent applications.

During the second quarter of fiscal year 2013, CopyTele, through its wholly owned subsidiary, CTI Patent Acquisition Corporation, acquired the exclusive rights to license and enforce two patent portfolios relating to (i) loyalty awards programs commonly provided by airlines, credit card companies, hotels, retailers, casinos, and others, and (ii) window frames with integrated J-Channels, commonly used in manufactured housing and replacement windows.  In exchange, the respective licensors will receive a percentage of all net amounts received from the licensing and enforcement of each patent portfolio.  In accordance with ASC 845-10-30-8, management determined that neither the fair value of the nonmonetary assets transferred nor the fair value of a nonmonetary assets received in exchange were determinable within reasonable limits, and therefore, no amounts have been reflected in the accompanying financial statements related to the acquisition of these two patent portfolios.  As a result of these acquisitions, we currently own or control 6 patent portfolios which we have identified for patent monetization: ePaper® Electrophoretic Display (“EPD”); Nano Field Emission Display (“nFED”); Key Based Web Conferencing Encryption (“KB Encryption”); J-Channel Window Frame Construction (“J-Channel”);  Loyalty Conversion Systems (“LCS”); and Micro Electro Mechanical Systems Display (“MEMS”).

8

During the first quarter of fiscal year 2013, we initiated lawsuits against AU Optronics Corp. and E Ink Corporation in connection with our EPD and nFED patent portfolios.  During the third quarter of fiscal year 2013, we launched a patent assertion program in connection with our KB Encryption patent portfolio, and filed patent infringement lawsuits against Microsoft Corporation in connection with its SKYPE and Lync, web conferencing services, Citrix Systems, Inc. in connection with its GoTo Meeting, GoTo Training, and GoTo Webinar web conferencing services, and Logitech, Inc, in connection with its LifeSize web conferencing services.  Subsequent to July 31, 2013, we initiated our third patent assertion program by filing 8 patent infringement lawsuits related to our J-Channel patent portfolio against Lowe’s Companies, Inc., Clayton Homes, Inc., Pella Corporation, Jeld-Wen, Inc., Atrium Windows and Doors, Inc., Ply Gem Industries, Inc., RGF Industries, Inc., Tafco Corporation, Kinro Manufacturing, Inc. and Elixir Industries, Inc.  Also subsequent to July 31, 2013, we initiated our fourth patent assertion program by filing 10 patent infringement lawsuits related to our LCS patent portfolio against Alaska Airlines, American Airlines, Delta Airlines, Frontier Airlines, Hawaiian Airlines, JetBlue Airways, Southwest Airlines, Spirit Airlines, United Airlines, and U.S. Airways. In sum, we currently have 22 active lawsuits in connection with 5 of our patented technologies.

The condensed consolidated financial statements include the accounts of CopyTele, Inc. and its wholly owned subsidiaries, as of July 31, 2013. All significant intercompany transactions have been eliminated in consolidation.

In connection with the change in our operations, during the nine months ended July 31, 2013 we disposed of approximately $2,144,000 of fully depreciated assets, which primarily related to research and development activities.  In addition, we have vacated and returned a substantial portion of our facilities to the landlord for possible re-letting and, during the first quarter of fiscal year 2013, recorded an expense of approximately $186,000 related to future rents of unused leased facilities.

The results of operations for interim periods presented are not necessarily indicative of the results that may be expected for a full year or any interim period.  Reference is made to the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, for more extensive disclosures than contained in these condensed consolidated financial statements.

Unless otherwise indicated, all references in this Form 10-Q to “dollars” or “$” refer to US dollars.

9

Funding

On April 23, 2013, we entered into a common stock purchase agreement (the “Stock Purchase Agreement”) with Aspire Capital Fund LLC (“Aspire Capital”), which provides that Aspire Capital is committed to purchase up to an aggregate of $10 million of shares of our common stock over the two-year term of the agreement.  In consideration for entering into the Stock Purchase Agreement, concurrently with the execution of the agreement, we issued to Aspire Capital 3,500,000 shares of our common stock with a fair value of $700,000 as a commitment fee. Upon execution of the Stock Purchase Agreement, Aspire Capital purchased 2,500,000 shares on April 23, 2013 for $500,000.  In order to sell any additional shares under the Stock Purchase Agreement, we were required to have a registration statement covering the shares issued to Aspire Capital declared effective by the Securities and Exchange Commission (the “SEC”). Such registration statement was declared effective by the SEC in June 2013.

Under the Stock Purchase Agreement there are two ways that we can elect to sell shares of common stock to Aspire Capital.  On any business day we can select: (1) through a regular purchase of up to 200,000 shares (but not to exceed $200,000) at a known price based on the market price of our common stock prior to the time of each sale, and (2) through a volume-weighted average price, or VWAP, purchase of a number of shares up to 30% of the volume traded on the purchase date at a price equal to the lesser of (i) the closing sale price on the purchase date or (ii) 95% of the VWAP for such purchase date.  The Company can only require a VWAP purchase if the closing sale price for our Common Stock on the notice day for the VWAP purchase is higher than $0.50 and the Company has also submitted a regular purchase notice to Aspire Capital in the amount of 200,000 shares on the notice date for the VWAP purchase.  During the three months ended July 31, 2013 we sold an additional 600,000 shares of our common stock to Aspire Capital for approximately $132,000.

The number of shares covered by and the timing of, each purchase notice are determined by us, at our sole discretion.  The Company cannot execute any sales under the Stock Purchase Agreement when the closing for our common stock is less than $0.15.  Aspire Capital has no right to require any sales from us, but is obligated to make purchases as directed in accordance with the Stock Purchase Agreement.  The Stock Purchase Agreement may be terminated by us at any time, at our discretion, without any cost or penalty.  We incurred expenses of approximately $42,000 in connection with the execution of the Stock Purchase Agreement in addition to the 3,500,000 shares of our common stock we issued as a commitment fee.

On May 29, 2013, the Company offered the holders of the warrants issued in our February 2011 private placement, exercisable at a purchase price of $0.178 per share, the opportunity to exercise the warrants at a reduced exercise price of $0.16 per share (payable in cash) during the period ended July 15, 2013.   In connection therewith, our Chairman, our Chief Financial Officer and director, and one other director of the Company exercised warrants to purchase 2,380,000 shares of our Common Stock and we received gross proceeds of approximately $381,000.  Utilizing the Black-Scholes option-pricing model, the Company determined that the aggregate incremental fair value of the repriced warrants was immaterial and no discount charge was recorded.   In addition, during the three months ended July 31, 2013, we issued 547,493 shares of our common stock upon the exercise, on a “cashless” basis, of warrants to purchase 1,400,000 shares at a purchase price of $0.178 per share.

10

During the nine months ended July 31, 2013, our cash used in operating activities was approximately $2,642,000.  This resulted from payments to suppliers, employees and consultants of approximately $2,645,000, which was partially offset by cash of approximately $2,000 received from collections of accounts receivable related to sales of encryption products and interest received of approximately $1,000.  Our cash provided by investing activities during the nine months ended July 31, 2013 was approximately $499,000, which resulted from approximately $500,000 received upon the maturities of short-term investments consisting of certificates of deposit and approximately $1,000 received from the sale of Digital Info Security Co. Inc. common stock partially offset by purchases of equipment of approximately $2,000.  Our cash provided by financing activities during the nine months ended July 31, 2013 was approximately $2,785,000, which resulted from cash received from the issuance of convertible debentures and warrants in a private placement of $1,765,000, the sale of common stock of approximately $632,000 less expenses incurred of approximately $42,000, cash received from the exercise of warrants issued in February 2011 of approximately $381,000, proceeds received from ZQX Advisors, LLC (“ZQX”) ( in which CopyTele has a 19.5% ownership interest) from the sale by ZQX of CopyTele common stock held by ZQX, of approximately $24,000, and cash received upon the exercise of employee stock options of approximately $26,000.  As a result, our cash, cash equivalents and short-term investments at July 31, 2013 increased by approximately $142,000 to approximately $982,000 from approximately $840,000 at October 31, 2012.

Total employee compensation expense for the nine-month periods ended July 31, 2013 and 2012 was approximately $3,161,000 and $1,939,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 was approximately $1,471,000 and $595,000, respectively.  During the nine-months ended July 31, 2013 and 2012, a significant portion of employee compensation consisted of the issuance of stock and stock options to employees.  We recorded stock-based compensation expense, related to stock awards granted to employees, for the nine-month periods ended July 31, 2013 and 2012 of approximately $-0- and $861,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 of approximately $-0- and $337,000, respectively.  We recorded stock-based compensation expense, related to stock options granted to employees and directors, for the nine-month periods ended July 31, 2013 and 2012 of approximately $2,118,000 and $111,000 respectively, and for the three-month periods ended July 31, 2013 and 2012 of approximately $1,091,000 and $-0-, respectively.

11

Based on currently available information, we believe that our existing cash and cash equivalents, together with expected cash flows from the Stock Purchase Agreement with Aspire Capital and expected cash flows from patent licensing and enforcement, and other potential sources of cash flows will be sufficient to enable us to continue our patent licensing and enforcement activities for at least 12 months. However, our projections of future cash needs and cash flows may differ from actual results.  If current cash on hand and cash that may be generated from the Stock Purchase Agreement and from patent licensing and enforcement activities are insufficient to satisfy our liquidity requirements, we may seek to sell our investment securities or other financial assets or our debt or additional equity securities or obtain loans from various financial institutions where possible. The sale of additional equity securities or convertible debt could result in dilution to our shareholders. We can give no assurance that we will generate sufficient cash flows in the future (through licensing and enforcement of patents, or otherwise) to satisfy our liquidity requirements or sustain future operations, or that other sources of funding, such as sales of equity or debt, would be available, if needed, on favorable terms or at all. We can also give no assurance that we will have sufficient funds to repay our convertible debt at maturity in fiscal year 2015. If we cannot obtain such funding if needed or if we cannot sufficiently reduce operating expenses, we would need to curtail or cease some or all of our operations.

As shown in the accompanying condensed consolidated financial statements, as of October 31, 2012 we had an accumulated deficit of approximately $125,083,000 and a net shareholders’ deficiency of approximately $1,194,000. These and the other factors described in our Annual Report on Form10-K for the fiscal year ended October 31, 2012 raised substantial doubt about our ability to continue as a going concern. Management’s plans in regard to these matters are set forth above. The accompanying condensed financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. The report from KPMG LLP, the Company’s former independent registered public accountants, dated January 29, 2013, included in our Annual Report on Form10-K for the fiscal year ended October 31, 2012, included an explanatory paragraph related to our ability to continue as a going concern.

AU Optronics Corp.

In May 2011, we entered into an Exclusive License Agreement (the “EPD License Agreement”) and a License Agreement (the “Nano Display License Agreement”) with AU Optronics Corp. (“AUO”) (together the “AUO License Agreements”). On January 28, 2013, we terminated the AUO License Agreements due to numerous alleged material and continual breaches of the agreements by AUO.  On January 28, 2013, we also filed a lawsuit in the United States District Court for the Northern District of California against AUO and E Ink Corporation (“E Ink”) in connection with the AUO License Agreements, alleging breach of contract and other charges, and we are seeking compensatory, punitive, and treble damages (the “AUO/E Ink Lawsuit”). In June of 2013, CopyTele and AUO agreed to arbitrate CopyTele’s charges, which we believe should result in a faster and more efficient adjudication.  The Court also ordered E Ink to participate in the arbitration, for purposes of discovery.  For more details on the AUO/E Ink Lawsuit, please see Note 9, “Contingences” herein.  We can give no assurance as to the outcome of this litigation.

12

 Related Party Transactions with Videocon Industries Limited

In November 2007, we entered into a Technology License Agreement (as amended in May 2008), (the “Videocon License Agreement”) with Videocon.  Under the Videocon License Agreement, we provided Videocon with a non-transferable, worldwide license of our nFED patented technology. We are not presently involved in development efforts with Videocon and it is not anticipated that such efforts will be resumed in the future.  We have entered into discussions with Videocon regarding the disposition of the Videocon License Agreement.

At the same time we entered into the Videocon License Agreement in November 2007, we also entered into a Share Subscription Agreement (the “Share Subscription Agreement”) with Mars Overseas Limited, an affiliate of Videocon (“Mars Overseas”).  Under the Share Subscription Agreement, Mars Overseas purchased 20,000,000 unregistered shares of our common stock (the “CopyTele Shares”) from us for an aggregate purchase price of $16,200,000.  Also in November 2007, our wholly-owned subsidiary, CopyTele International Ltd. (“CopyTele International”), entered into a GDR Purchase Agreement with Global EPC Ventures Limited (“Global”), for CopyTele International to purchase from Global 1,495,845 global depository receipts of Videocon (the “Videocon GDRs”) for an aggregate purchase price of $16,200,000.

For the purpose of effecting a lock up of the Videocon GDRs and CopyTele Shares (collectively, the “Securities”) for a period of seven years, and therefore restricting both parties from selling or transferring the Securities during such period, CopyTele International and Mars Overseas entered into two Loan and Pledge Agreements in November 2007.  The Videocon GDRs are to be held as security for a loan in the principal amount of $5,000,000 from Mars Overseas to CopyTele International, and the CopyTele Shares are similarly held as security for a loan in the principal amount of $5,000,000 from CopyTele International to Mars Overseas. The loans are for a period of seven years, do not bear interest, and prepayment of the loans will not release the lien on the Securities prior to end of the seven year period.  The loan agreements provide for customary events of default, which may result in forfeiture of the Securities by the defaulting party, and also provide for the transfer to the respective parties, free and clear of any encumbrances under the agreements, any dividends, distributions, rights or other proceeds or benefits in respect of the Securities.  The loan receivable from Mars Overseas is classified as a contra-equity under shareholders’ deficiency in the accompanying condensed consolidated balance sheet because the loan receivable is secured by the CopyTele Shares and the Share Subscription Agreement and Loan and Pledge Agreement were entered into concurrently. We have entered into discussions with Videocon regarding the disposition of the Subscription Agreement, GDR Purchase Agreement, and Loan and Pledge Agreements. The outcome of these discussions and the disposition of the related assets and liabilities may have a material effect on our financial statements. We cannot presently estimate the timing or impact of any such resolution.

13

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

We have assessed the revenue guidance of Accounting Standards Codification (“ASC”) 605-25 “Multiple-Element Arrangements” (“ASC 605-25”) to determine whether multiple deliverables in our arrangements with AUO represent separate units of accounting.  Under the AUO License Agreements, we received initial license fees of $3 million, of aggregate license fees of up to $10 million.  The additional $7 million in license fees were payable upon completion of certain conditions for the respective technologies.  We have determined that the transfer of the licensed patents and technology and the effort involved in completion of the conditions for the respective technologies represent a single unit of accounting for each technology.  Accordingly, using a proportional performance method, during the third quarter of fiscal year 2011 we began recognizing the $3 million initial license fees over the estimated periods that we expected to complete the conditions for the respective technologies. We have not recognized any portion of the $7 million of additional license fees as either deferred revenue or revenue as it is considered contingent revenue.  The AUO License Agreements also provided for the basis for royalty payments on future production, if any, by AUO to CopyTele, which we have determined represent separate units of accounting.  We have not recognized any royalty income under the AUO License Agreements.

Prior to initiation of the AUO/E Ink Lawsuit, at each reporting period we assessed the progress in completing our performance obligations under the AUO License Agreements and recognized license fee revenue over the remaining estimated period that we expected to complete the conditions for the respective technologies.  Commencing in the fourth quarter of fiscal year 2012, revenue recognition under the AUO License Agreements was suspended pending resolution of the AUO/E Ink Lawsuit.  For more details on the AUO/E Ink Lawsuit, please see Note 9, “Contingencies” herein.

During the nine-month periods ended July 31, 2013 and 2012 we recognized approximately $-0- and $940,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 $-0- and $247,000, respectively, of license fee revenue from AUO.  License fee payments received from AUO which are in excess of the amounts recognized as revenue (approximately $1,187,000 as of July 31, 2013) are recorded as non-refundable deferred revenue on the accompanying consolidated balance sheet

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2.         CONVERTIBLE DEBENTURES

Convertible Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with applicable generally accepted accounting principles (“GAAP”).  ASC  815 “Derivatives and Hedging Activities,” (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

            Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

            The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815.  Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

            The conversion feature of the convertible debenture issued on January 25, 2013 qualified as an embedded derivative instrument and was bifurcated from the host convertible debenture.  Accordingly, this instrument has been classified as a derivative liability in the accompanying condensed consolidated balance sheet as of July 31, 2013.  Derivative liabilities are initially recorded at fair value and are then re-valued at each reporting date, with changes in fair value recognized in earnings during the reporting period.

Common Stock Purchase Warrants

            The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provides a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company's own stock as defined in ASC 815-40 "Contracts in Entity's Own Equity". The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).  The Company assesses classification of common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

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Convertible Debenture due September 2016

In September 2012, the Company received aggregate gross proceeds of $750,000 from the issuance of 8% convertible debentures due September 12, 2016 in a private placement, of which $300,000 was sold to the Company’s current Chairman and then Chief Executive Officer and one other director of the Company.  The debentures paid interest quarterly and were convertible into shares of our common stock at a conversion price of $0.092 per share on or before September 12, 2016.  The Company recorded a discount to the carrying amount of the debentures of approximately $717,000 related to the debentures’ beneficial conversion feature.  The Company was permitted to prepay the debentures at any time without penalty upon 30 days prior notice.  The Company also had the option to pay interest on the debentures in common stock.  During the second quarter of fiscal 2013, the entire $750,000 principal amount of these debentures were converted into 8,152,170 shares of common stock and an additional 100,725 shares were issued in payment of approximately $9,300 of accrued interest through the conversion date.  The conversion of the debentures resulted in a charge to interest expense of approximately $717,000 during the second quarter of fiscal 2013.

Convertible Debenture due January 2015

In January 2013, the Company received aggregate gross proceeds of $1,765,000 from the issuance of 8% convertible debentures due January 25, 2015 (“Convertible Debenture due January 2015”), of which $250,000 was received from our current President, Chief Executive Officer and director, and two other directors of the Company.  The debentures pay interest quarterly and are convertible into shares of our common stock at a conversion price of $0.15 per share on or before January 25, 2015.  The embedded conversion feature has certain weighted average anti-dilution protection provisions which would be triggered if the Company issues its common stock, or certain common stock equivalents, (as defined) at a price below $0.15 per share.  The Company has the option to pay any interest on the debentures in common stock based on the average of the closing prices of  our common stock for the 10 trading days immediately preceding the interest payment date.  The Company also has the option to pay any interest on the debentures with additional debentures.  The Company may prepay the debentures at any time without penalty upon 30 days prior notice but only if the sales price of the common stock is at least $.30 for 20 trading days in any 30-day trading period ending no more than 15 days before the Company’s prepayment notice.  In conjunction with the issuance of the debentures, the Company issued warrants (the “Convertible Debenture Warrant”) to purchase 5,882,745 shares of its common stock.  Each warrant grants the holder the right to purchase one share of the Company’s common stock at the purchase price of $0.30 per share on or before January 25, 2016.  The Convertible Debenture Warrant may be exercised on a cashless basis only if there is not an effective registration statement covering such shares.

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The Company determined, based upon authoritative guidance, that the conversion feature embedded within the Convertible Debenture due January 2015 should be valued separately and bifurcated from the host instrument and accounted for as a free-standing derivative liability and that the Convertible Debenture Warrant should also be valued and accounted for separately as an equity instrument.

The Company determined the fair value of each of the three elements included within the Convertible Debenture due January 2015.  The debenture portion (without the conversion feature) bearing interest at 8% was determined to be a debt instrument with a fair value of $1,490,000.  The embedded conversion feature was determined to be a derivative liability with a fair value of $1,180,000.  The Convertible Debenture Warrant was determined to be an equity instrument with a fair value of $370,000.  The Company determined the fair value of each of these instruments based upon the assumptions and methodologies as discussed below.

Since the Convertible Debenture Warrant was determined to be an equity instrument, the Company first computed the relative fair value of the Convertible Debenture due January 2015 (including the value of its conversion feature) with a fair value of $2,670,000 and the Convertible Debenture Warrant with a fair value of $370,000.   Accordingly, the relative fair value of the Convertible Debenture Warrant and the Convertible Debenture due January 2015 (including the value of its conversion feature) was determined to be $214,819 and $1,550,181, respectively.  Then, from the relative fair value of the Convertible Debenture due January 2015, the Company deducted in full the fair value of the embedded conversion feature of $1,180,000.   The discount of $1,394,819 applied to the face value of the Convertible Debenture due January 2015 consists of the sum of the relative fair value of the Convertible Debenture Warrant of $214,819 and the full value of the bifurcated conversion option derivative liability of $1,180,000.  The Convertible Debenture due January 2015 was recorded at a net value of $370,181, representing its face value of $1,765,000, less aggregate discounts for the derivative liability and warrant of $1,394,819, as summarized in the table below.

Face value of Convertible Debenture due January 2015		$1,765,000
Fair value of embedded conversion feature	$1,180,000
Relative fair value of Convertible Debenture Warrant	214,819
Discount	$1,394,819	(1,394,819)
Proceeds attributable to the Convertible Debenture due January 2015		$370,181

Accordingly, the Company accounted for the full amount of the discount as an offset to the Convertible Debenture due January 2015, amortizable under the effective interest method over the term of the debenture.

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The Company calculated the fair value of the embedded conversion feature of the Convertible Debenture due January 2015 using a Monte Carlo simulation, with the observable assumptions as provided in the table below. The significant unobservable inputs used in the fair value measurement of the reporting entity’s embedded conversion feature are expected stock prices, levels of trading and liquidity of the Company stock, probability of default of the host instrument, and loss severity in the event of such default. Significant increases in the expected stock prices and expected liquidity would result in a significantly higher fair value measurement. Significant increases in either the probability or severity of default of the host instrument would result in a significantly lower fair value measurement.

As of
January 25, 2013
and January 31, 2013
Stock price on valuation date	$0.21
Conversion price	$0.15
Stock premium for liquidity	57%
Term (years)	2.00
Expected volatility	110%
Weighted average risk-free interest rate	0.3%
Trials	100,000
Aggregate fair value	$1,180,000

The Company calculated the fair value of the Convertible Debenture Warrant issued on January 25, 2013 using the Black-Scholes option pricing model with the following assumptions:

As of
January 25, 2013
Stock price on valuation date	$0.21
Exercise price	$0.30
Stock premium for liquidity	38%
Term (years)	3.00
Warrant exercise trigger price	41%
Expected volatility	95%
Weighted average risk-free interest rate	0.4%
Number of warrants	5,882,745
Aggregate fair value	$370,000

The Company determined the fair value of the Convertible Debenture due January 2015 by preparing an analysis of discounted cash flows, using a discount rate of 18.6%, which the Company deemed appropriate given the Company’s current risk scenarios.

The derivative liability related to the embedded conversion feature is revalued at each reporting period as well as on the date of all conversions, as discussed, below.  As of July 31, 2013, the Company determined the fair value of the derivative liability to be $700,000, and accordingly, during the three and nine months ended July 31, 2013, the Company recorded a gain on the change in the fair value of the derivative liability of $105,189 and $315,189, respectively. There was no change in the fair value of the derivative liability at January 31, 2013.

As of July 31, 2013, the Company calculated the fair value of the embedded conversion feature of the Convertible Debenture due January 2015 using a Monte Carlo simulation, with the observable assumptions as provided in the table below.  The significant unobservable inputs used in the fair value measurement of the reporting entity’s embedded conversion feature are expected stock prices, levels of trading and liquidity of the Company stock, probability of default of the host instrument, and loss severity in the event of such default.  Significant increases in the expected stock prices and expected liquidity would result in a significantly higher fair value measurement.  Significant increases in either the probability or severity of default of the host instrument would result in a significantly lower fair value measurement.

As of
July 31, 2013
Stock price on valuation date	$0.22
Conversion price	$0.15
Stock premium for liquidity	42%
Term (years)	1.50
Expected volatility	115%
Weighted average risk-free interest rate	0.3%
Trials	100,000
Aggregate fair value	$700,000

The amortization of debt discount related to the Convertible Debenture due January 2015 was $92,024 and $175,460 for the three and nine months ended July 31, 2013, respectively.

            During the three months ended July 31, 2013, holders of $325,000 and $5,878 of principal and interest, respectively, of the Convertible Debenture due January 2015, converted their holdings into an aggregate of 2,166,775 and 20,125 shares of Common Stock.  In connection with this conversion, the Company recorded a loss on extinguishment of debt in the amount of $343,516.  This loss represents the excess of the fair value of Common Stock on the date of conversion over the net book value of the debt on the date of conversion.  Since the conversion feature on the Convertible Debenture due January 2015 was determined to be a derivative liability, the net book value includes both the value of the debt, net of discount, and the portion of the derivative liability related to its conversion feature.

The loss on extinguishment of debt was calculated as follows:

For the three months ended
July 31, 2013
Face value of debt converted	$325,000
Less: discount	(229,964)
Plus: value of derivative liability	164,811
Net book value of debt converted	$259,847
Fair value of Common stock issued	603,364
Loss on extinguishment of debt	$343,517

In connection with the issuance of the Convertible Debenture due January 2015, the Company provided compensation to the placement agent consisting of a cash fee of $41,400 and a warrant for the purchase of 276,014 shares of the Company’s common stock (“Placement Agent Warrant”).  The terms of the Placement Agent Warrant are identical to the terms of the Convertible Debenture Warrant, and using Black-Scholes, upon issuance, was determined to have a fair value of $17,360.  Assumptions for the valuation of the Placement Agent Warrant were identical to those provided above for the Convertible Debenture Warrant.  In addition, issuance costs included legal fees of approximately $25,000.

The sum of the issuance costs was $83,760, and this cost was allocated as provided below:

Attributable to:	Accounting Treatment	Amount

The embedded conversion feature (derivative)	Expensed as incurred	$55,999

The 8% Convertible Debenture Warrant	Charged to additional paid-in capital	10,194

The 8% Convertible Debenture	Recorded as deferred issuance costs and amortized under the interest method over the term of the 8% Convertible Debenture	17,567
Total		$83,760

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            In connection with the issuance of the Convertible Debenture due January 2015, on April 24, 2013, the Company prepared and filed a registration statement registering for resale the shares of its common stock which may be issued upon the conversion of the debenture consistent with the terms and conditions of the registration rights agreement the Company entered into with the holders of the registrable shares listed above. The registration statement was declared effective by the SEC on June 19, 2013.

            The Company has agreed to maintain the effectiveness of the registration statement through the earlier of three years from the date of the issuance of the Convertible Debenture due January 2015 or until Rule 144 of the Securities Act is available to the holders to allow them to sell all of their registrable securities thereunder.

3.         STOCK-BASED COMPENSATION

We maintain stock equity incentive plans under which we may grant non-qualified stock options, stock appreciation rights, stock awards, performance awards, or stock units to employees, directors and consultants.

Stock Option Compensation Expense

We account for stock options granted to employees and directors using the accounting guidance in ASC 718 “Stock Compensation” (“ASC 718”).  In accordance with ASC 718, we estimate the fair value of service based stock options and performance based options on the date of grant, using the Black-Scholes pricing model.  For options vesting if the trading price of the Company’s common stock exceeds two separate price targets we use a Monte Carlo Simulation in estimating the fair value at grant date. We recognize compensation expense for stock option awards over the requisite or implied service period of the grant.  We recorded stock-based compensation expense, related to stock options granted to employees and directors, of approximately $1,979,000 and $111,000, during the nine-month periods ended July 31, 2013 and 2012, respectively, and approximately $952,000 and $-0- during the three-month periods ended July 31, 2013 and 2012, respectively.

Included in stock-based compensation cost for employees and directors during the nine months ended July 31, 2013 and 2012 was approximately $2,118,000 and $5,000, respectively, and during the three month periods ended July 31, 2013 and 2012 was approximately $1,091,000 and $2,000, respectively, related to the amortization of compensation cost for stock options granted to employees and directors in prior periods but not yet vested.  As of July 31, 2013, there was unrecognized compensation cost related to non-vested share-based compensation arrangements for stock options granted to employees and directors, related to service based options of approximately $1,997,000 which will be recognized over a weighted-average period of 2.0 years, related to options subject to market conditions of approximately $832,000 which will be recognized over a weighted-average period of 1.2 years and related to performance based options of approximately $97,000 which will be recognized over an expected period of approximately .01 years.

21

We account for stock options granted to consultants using the accounting guidance included in ASC 505-50 “Equity-Based Payments to Non-Employees” (“ASC 505-50”).  In accordance with ASC 505-50, we estimate the fair value of service based stock options at each reporting period, and performance based options at each reporting period when the achievement is considered probable, using the Black-Scholes pricing model.  For options vesting if the trading price of the Company’s common stock exceeds two separate price targets we estimate the fair value at each reporting period using a Monte Carlo Simulation.  We did not issue any stock options to consultants during the nine-month periods ended July 31, 2013 and 2012.

  We recorded stock-based compensation expense for consultants during the three and nine months ended July 31, 2013 of approximately $147,000 and $574,000, respectively, and for the three and nine months ended July 31, 2012 of approximately $-0- and $-0-, respectively, related to stock options granted in prior periods but not yet vested.  As of July 31, 2013, there was unrecognized consulting expense related to non-vested share-based compensation arrangements for stock options granted to consultants, related to service based options of approximately $1,047,000 which will be recognized over a weighted-average period of 2.2 years, related to options subject to market conditions of approximately $663,000 which will be recognized over a weighted-average period of 2.2years and related to performance based options of approximately $472,000 which will be recognized upon attainment of performance.

Fair Value Determination

In September 2012 we instituted changes to our operations as more fully described in Note 1.  Prior to that date we separated the individuals we granted stock options to into three relatively homogenous groups, based on exercise and post-vesting employment termination behaviors.  To determine the weighted average fair value of stock options on the date of grant, we took a weighted average of the assumptions used for each of these groups.  Subsequent to that date individuals are included in a single group.  The fair value of stock options granted to consultants is determined on an individual basis.  The stock options we granted during the nine months ended July 31, 2013 consisted of awards of options with 5-year terms, which vest over one year and options with 10-year terms which vest in three annual installments commencing on the date of grant or over a nine month period.  The stock options we granted during the nine months ended July 31, 2012 consisted of awards of options with 10-year terms which vested immediately.

The following weighted average assumptions were used in estimating the fair value of stock options granted during the nine months ended July 31, 2013 and 2012. No stock options were granted during the three months ended July 31, 2013 and 2012.

	For the Nine Months
	Ended July 31,
	2013	2012
Weighted average fair value at grant date	$.17	$0.08
Valuation assumptions:
Expected life ( years)	5.26	1.43
Expected volatility	116.5%	124%
Risk-free interest rate	.73%	.20%
Expected dividend yield	0	0

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We use the Black-Scholes pricing model in estimating the fair value of stock options which vest over a specific period of time or upon achieving cash milestones.  The expected term of stock options represents the weighted average period the stock options are expected to remain outstanding.  For options granted prior to the change in our operations in September 2012, actual historical performance was used for awards exercised or cancelled.  For awards that remained unexercised and outstanding, even exercise over the remaining contractual term was assumed.  Each category was weighted for its relative size in the population and was then multiplied by the indicated expected term for each category to arrive at the expected term for the population.  For options granted subsequent to the changes in our operations during the fourth quarter of fiscal 2012, we used the simplified method to determine expected term.  The simplified method was adopted since we do not believe that historical experience is representative of future performance because of the impact of the changes in our operations and the change in terms from historical options which vested immediately to terms including vesting periods of up to three years.

Under the Black-Scholes pricing model we estimated the expected volatility of our shares of common stock based upon the historical volatility of our share price over a period of time equal to the expected term of the options.  We estimated the risk-free interest rate based on the implied yield available on the applicable grant date of a U.S. Treasury note with a term equal to the expected term of the underlying grants.  We made the dividend yield assumption based on our history of not paying dividends and our expectation not to pay dividends in the future.

For options vesting if the trading price of the Company’s common stock exceeds two separate price targets we used a Monte Carlo Simulation in estimating the fair value.

Under ASC 718, the amount of stock-based compensation expense recognized is based on the portion of the awards that are ultimately expected to vest.  Accordingly, if deemed necessary, we reduce the fair value of the stock option awards for expected forfeitures, which are forfeitures of the unvested portion of surrendered options.  Based on our historical experience we have not reduced the amount of stock-based compensation expenses for anticipated forfeitures.

We will reconsider use of the Black-Scholes pricing model if additional information becomes available in the future that indicates another model would be more appropriate.  If factors change and we employ different assumptions in the application of ASC 718 in future periods, the compensation expense that we record under ASC 718 may differ significantly from what we have recorded in the current period.

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Stock Option Activity

During the nine-month periods ended July 31, 2013 and 2012, we granted options to employees and directors to purchase 180,000 and 1,290,000 shares, respectively, of common stock at weighted average exercise prices of $0.20 and $0.16 per share, respectively, pursuant to the CopyTele, Inc. 2010 Share Incentive Plan (the "2010 Share Plan). During the nine-month period ended July 31, 2013, in addition to options granted under the 2010 Share Plan, we granted options to our outside directors to purchase 3,000,000 shares at weighted average excise prices of $0.21 per share. During the nine-month periods ended July 31, 2013 and 2012, stock options to purchase 146,000 shares and 1,290,000 shares, respectively, of common stock were exercised with aggregate proceeds of approximately $26,000 and $208,000, respectively.

Stock Option Plans

As of July 31, 2013, we have two stock option plans:  the CopyTele, Inc. 2003 Share Incentive Plan (the "2003 Share Plan") and the 2010 Share Plan, which were adopted by our Board of Directors on April 21, 2003 and July 14, 2010, respectively.

The 2003 Share Plan provides for the grant of nonqualified stock options, stock appreciation rights, stock awards, performance awards and stock units to key employees and consultants.  The maximum number of shares of common stock available for issuance under the 2003 Share Plan is 70,000,000 shares. The 2003 Share Plan was administered by the Stock Option Committee through June 2004, from June 2004 through July 2010, by the Board of Directors, from July 2010 through August 2012, by the Stock Option Committee, from August 2012 through November 2012, by the Executive Committee of the Board of Directors and since November 2012, by the Board of Directors, which determines the option price, term and provisions of each option.  The exercise price with respect to all of the options granted under the 2003 Share Plan since its inception was equal to the fair market value of the underlying common stock at the grant date. In accordance with the provisions of the 2003 Share Plan, the plan terminated with respect to the grant of future options on April 21, 2013. Information regarding the 2003 Share Plan for the nine months ended July 31, 2013 is as follows:

		Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value

	Shares
Options Outstanding at October 31, 2012	16,350,045	$0.72
Exercised	(130,000)	$0.18
Forfeited	(521,200)	$0.74
Options Outstanding at July 31, 2013	15,698,845	$0.72	$136,540
Options Exercisable at July 31, 2013	15,638,845	$0.72	$127,750

The following table summarizes information about stock options outstanding under the 2003 Share Plan as of July 31, 2013:

Stock Options Outstanding				Stock Options Exercisable
		Weighted Average Remaining Contractual Life (in years)			Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
Range of Exercise Prices			Weighted Average Exercise Price
	Number Outstanding			Number Exercisable

$0.07 - $0.37	1,860,000	3.46	$0.15	1,800,000	3.44	$0.16
$0.43 - $0.70	5,384,770	2.21	$0.60	5,384,770	2.21	$0.60
$0.74 - $0.92	6,199,075	3.03	$0.85	6,199,075	3.03	$0.85
$1.04 - $1.46	2,255,000	2.49	$1.10	2,255,000	2.49	$1.10

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The 2010 Share Plan provides for the grant of nonqualified stock options, stock appreciation rights, stock awards, performance awards and stock units to key employees and consultants.  The maximum number of shares of common stock available for issuance under the 2010 Share Plan was initially 15,000,000 shares. On July 6, 2011, the 2010 Share Plan was amended by our Board of Directors to increase the maximum number of shares of common stock that may be granted to 27,000,000 shares, and on August 29, 2012, the maximum number of shares was further increased to 30,000,000 shares. Current and future non-employee directors are automatically granted nonqualified stock options to purchase up to 60,000 shares of common stock upon their initial election to the Board of Directors and 60,000 shares of common stock at the time of each subsequent annual meeting of our shareholders at which they are elected to the Board of Directors.  The 2010 Share Plan was administered by the Stock Option Committee through August 2012, from August 2012 through November 2012, by the Executive Committee of the Board of Directors and since November 2012, by the Board of Directors, which determines the option price, term and provisions of each option. The exercise price with respect to all of the options granted under the 2010 Share Plan was equal to the fair market value of the underlying common stock at the grant date.  As of July 31, 2013, the 2010 Share Plan had 1,075,020 shares available for future grants.  Information regarding the 2010 Share Plan for the nine months ended July 31, 2013 is as follows:

		Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value

	Shares
Options Outstanding at October 31, 2012	2,820,000	$0.25
Granted	180,000	$0.20
Exercised	(16,000)	$0.16
Options Outstanding at July 31, 2013	2,984,000	$0.25	$32,562
Options Exercisable at July 31, 2013	2,126,500	$0.26	$23,622

The following table summarizes information about stock options outstanding under the 2010 Share Plan as of July 31, 2013:

Options Outstanding				Options Exercisable
		Weighted Average Remaining Contractual Life (in years)			Weighted Average Remaining Contractual Life (in years)
			Weighted Average Exercise Price			Weighted Average Exercise Price
Range of Exercise Prices	Number Outstanding			Number Exercisable

$0.12 - $0.37	2,984,000	5.98	$0.25	2,126,500	5.26	$0.26

In addition to options granted under the 2003 Share Plan and the 2010 Share Plan, in September 2012, the Board of Directors approved the grant of stock options to purchase 41,500,000 shares and, during the nine months ended July 31, 2013, the Board of Directors approved the grant of stock options to purchase 3,000,000 shares.

Of the stock options granted in September 2012, nonqualified options to purchase 40,000,000 shares were issued to our new executive team, consisting of 16,000,000 stock options issued to our new President and Chief Executive Officer, 8,000,000 stock options issued to our new Senior Vice President of Engineering and 16,000,000 stock options issued to a new strategic advisor to the Company.  These stock options have an exercise price of $0.2175 (the average of the high and the low sales price of the common stock on the trading day immediately preceding the approval of such options by the Board of Directors) and have a term of ten years.  Half of these stock options vest in 36 equal monthly installments commencing on October 31, 2012, provided that if the grantees are terminated by the Company without cause, an additional 12 months of vesting will be accelerated and such accelerated options will become immediately exercisable.  The balance of the stock options will vest in three equal installments upon achievement of a cash milestone and two stock price targets.  As of July 31, 2013, the outstanding options to purchase 40,000,000 shares had an intrinsic value of $20,000.  As of July 31, 2013, 5,555,556 of these stock options were exercisable with an aggregate intrinsic value of approximately $3,000.  These stock options otherwise have the same terms and conditions as options granted under the Company’s 2010 Share Incentive Plan.

The remaining nonqualified  stock options granted in September 2012 to purchase 1,500,000 shares consisted of grants of 750,000 stock options to our Chairman in compensation for his service as interim Chief Executive Officer of the Company and as compensation for his prior service as a director, and 750,000 stock options to a director in compensation for his service in recruiting the Company’s new management team.  These stock options have an exercise price of $0.2225 (the average of the high and low sales price on September 21, 2012) and an intrinsic value as of July 31, 2013 of $-0-.  The options vest in 3 equal annual installments of 250,000 commencing on September 21, 2012 and have a term of ten years.   As of July 31, 2013, 500,000 options were exercisable with an aggregate intrinsic value of $-0-.  These stock options otherwise have the same terms and conditions as options granted under the Company’s 2010 Share Incentive Plan.
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During the nine months ended July 31, 2013, nonqualified stock options to purchase 3,000,000 shares were granted to our outside directors for service rendered to our Company.  Of these options,

(a)  In November 2012, nonqualified stock options to purchase 1,000,000 shares were issued to one of our directors as additional compensation for service in recruiting the Company’s new management team. These options have an exercise price of $0.211 (the average of the high and low sales price on date of grant) and vest 333,334 shares upon grant and 333,333 shares in two annual installments commencing November 30, 2013.

(b) In February 2013, nonqualified stock options to purchase 1,000,000 shares were issued to the Chairman of the Board.  These stock options have an exercise price of $0.235 (the average of the high and low sales price on date of grant) and vest 333,334 shares upon grant and 333,333 shares in two annual installments commencing February 15, 2014.

(c) In March 2013, nonqualified stock options to purchase an aggregate of 1,000,000 shares were granted to the Company’s three outside directors.  Each of these stock options have an exercise price of $0.195 (the average of the high and low sales price on date of grant) and vest in four equal quarterly installments.

As of July 31, 2013, the options to purchase 3,000,000 shares had an intrinsic value of $30,000, and the portion exercisable of 1,166,668 shares had an intrinsic value of approximately $14,000.  These options otherwise have the same terms and conditions as options granted under the Company’s 2010 Share Incentive Plan.

The following table summarizes information about the above stock options outstanding that were not granted under the 2003 Share Plan or the 2010 Share Plan as of July 31, 2013:

Options Outstanding				Options Exercisable
		Weighted Average Remaining Contractual Life (in years)			Weighted Average Remaining Contractual Life (in years)
			Weighted Average Exercise Price			Weighted Average Exercise Price
Range of Exercise Prices	Number Outstanding			Number Exercisable

$0.195- $0.235	44,500,000	9.16	$0.22	7,222,224	9.19	$0.22

Stock Awards

We account for stock awards granted to employees and consultants based on their grant date fair value, in accordance with ASC 718 and ASC 505-50, respectively.  During the nine-month periods ended July 31, 2013 and 2012, we issued -0- shares and 6,463,830 shares, respectively, of common stock to certain employees for services rendered, principally in lieu of cash compensation, pursuant to the 2010 Share Plan.  We recorded compensation expense for the nine-month periods ended July 31, 2013 and 2012, of approximately $-0- and $861,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 of approximately $-0- and $337,000, respectively, for the shares of common stock issued to employees.  In addition, during the nine-month periods ended July 31, 2013 and 2012, we issued 665,000 shares and 304,910 shares, respectively, of common stock to consultants for services rendered pursuant to the 2010 Share Plan.  We recorded consulting expense for the nine-month periods ended July 31, 2013 and 2012 of approximately $168,000 and $40,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 of approximately $117,000 and $-0-, respectively, for the shares of common stock issued to consultants.

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4.         FAIR VALUE MEASUREMENTS

ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.  In accordance with ASC 820, we have categorized our financial assets, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below.  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded in the accompanying condensed consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market which we have the ability to access at the measurement date.

Level 2 - Financial assets and liabilities whose values are based on quoted market prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.

Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset and liabilities.  We do not currently have any Level 3 financial assets.

The following table presents the hierarchy for our financial assets measured at fair value on a recurring basis as of July 31, 2013:

	Level 1	Level 2	Level 3	Total

Money market funds – Cash and cash equivalents	$982,031	$-	$-	$982,031
Videocon Industries Limited global depository receipts	4,269,141	-	-	4,269,141
Total financial assets	$5,251,172	$-	$-	$5,251,172

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The following table presents the hierarchy for our financial assets measured at fair value on a recurring basis as of October 31, 2012:

	Level 1	Level 2	Level 3	Total

Money market funds – Cash and cash equivalents	$339,693	$-	$-	$339,693
U.S. government securities - Cash and cash equivalents	-	500,000	-	500,000
Videocon Industries Limited global depository receipts	4,728,367	-	-	4,728,367
Total financial assets	$5,068,060	$500,000	$-	$5,568,060

We did not have any financial liabilities that were required to be measured at fair value on a recurring basis as of October 31, 2012.  The following table presents the hierarchy for our financial liabilities measured at fair value on a recurring basis as of July 31, 2013:

	Level 1	Level 2	Level 3	Total

Derivative liability	$-	$-	$700,000	$700,000

            The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

For the Nine Months Ending July 31, 2013
Beginning balance	$-
Aggregate fair value of bifurcated conversion feature issued	1,180,000
Change in fair value of bifurcated conversion feature	(480,000)
Ending balance	$700,000

The bifurcated conversion feature is accounted for as a derivative liability and is measured at fair value using a Monte Carlo simulation model and is classified within Level 3 of the valuation hierarchy.

The significant assumptions and valuation methods that the Company used to determine fair value and the change in fair value of the Company’s derivative financial instrument are discussed in Note 2 (Convertible Debentures). The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Principal Financial Officer with support from the Company’s consultants.

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In accordance with the provisions of ASC 815, the Company presents the bifurcated conversion feature liability at fair value in its condensed consolidated balance sheet, with the corresponding changes in fair value, if any, recorded in the Company’s condensed statements of operations for the applicable reporting periods.  As disclosed in Note 2, the Company computed the fair value of the derivative liability at the date of issuance and the reporting date of July 31, 2013 using the Monte Carlo simulation model.

The Company developed the assumptions that were used as follows: The stock price on the valuation date of the Company’s common stock was derived from the trading history of the Company’s common stock.  The stock premium for liquidity was computed as the premium required to adjust for the effect of the additional time that it would be expected to take for the market to absorb the converted shares and warrant exercises, given the Company’s current trading volume.  The term represents the remaining contractual term of the derivative; the volatility rate was developed based on analysis of the Company’s historical volatility;  the risk free interest rate was obtained from publicly available US Treasury yield curve rates; the dividend yield is zero because the Company has not paid dividends and does not expect to pay dividends in the foreseeable future.

Our non-financial assets that are measured on a non-recurring basis include our property and equipment which are measured using fair value techniques whenever events or changes in circumstances indicate a condition of impairment exists.  The estimated fair value of accounts payable and accrued liabilities approximates their individual carrying amounts due to the short term nature of these measurements.  It is impractical to determine the fair value of the loan receivable and loan payable to the related party given the nature of these loans.  The convertible debentures have been reported net of the discount for the beneficial conversion features and related warrants.  Cash and cash equivalents are stated at carrying value which approximates fair value.  These assets and liabilities were not presented in the preceding table.

5.         INVESTMENTS

Short-term Investments

At October 31, 2012, we had marketable securities consisting of certificates of deposit of $500,000, which were classified as "available-for-sale securities" and reported at fair value.  Upon maturity, $500,000 was deposited in the Company’s money market account.

Investment in Videocon

Our investment in Videocon is classified as an "available-for-sale security" and reported at fair value, with unrealized gains and losses excluded from operations and reported as a component of accumulated other comprehensive income (loss) in shareholders’ deficiency.  The original cost basis of $16,200,000 was determined using the specific identification method.  The fair value of the Videocon GDRs is based on the price on the Luxembourg Stock Exchange, which price is based on the underlying price of Videocon’s equity shares which are traded on stock exchanges in India with prices quoted in rupees.

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ASC 320 “Investments-Debt and Equity Securities” (“ASC 320”) and SEC guidance on other than temporary impairments of certain investments in equity securities requires an evaluation to determine if the decline in fair value of an investment is either temporary or other than temporary.  Unless evidence exists to support a realizable value equal to or greater than the carrying cost of the investment, other than temporary impairment should be recorded.  At each reporting period we assess our investment in Videocon to determine if a decline that is other than temporary has occurred.  As of July 31, 2013 a write-down of the investment, on a cumulative basis, of approximately $10,818,000 had been recorded, which established a new cost basis of approximately $5,382,000.  The fair value of investment in Videocon as of July 31, 2013 and October 31, 2012, and the unrealized loss for the nine month period ended July 31, 2013, are as follows:

Investment in Videocon
Fair Value as of October 31, 2012	$4,728,367
Reversal of unrealized loss at October 31, 2012	653,684
Unrealized loss	(1,112,910)
Fair Value as of July 31, 2013	$4,269,141

Investment in ZQX Advisors, LLC

In August 2009, we entered into an Engagement Agreement with ZQX Advisors, LLC (“ZQX”) to assist us in seeking business opportunities and licenses for our electrophoretic display technology.  Concurrently with entering into the Engagement Agreement, we acquired a 19.5% ownership interest in ZQX.  On January 21, 2013, we terminated the Engagement Agreement with ZQX, but currently retain our 19.5% interest in ZQX. We have classified our interest in ZQX of approximately $48,000 as a reduction of additional paid-in capital within shareholders’ deficiency since this investment in ZQX consists entirely of our equity securities.  During the three months ended July 31, 2013, we received approximately $24,000 representing our share of the proceeds from the sale of CopyTele common stock by ZQX.

6.          NET LOSS PER SHARE OF COMMON STOCK

In accordance with ASC 260, “Earnings Per Share”, basic net loss per common share (“Basic EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding.  Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss by the weighted average number of common shares and dilutive common share equivalents and convertible securities then outstanding.  Diluted EPS for all periods presented is the same as Basic EPS, as the inclusion of the effect of common share equivalents then outstanding would be anti-dilutive.  For this reason, excluded from the calculation of Diluted EPS for the nine and three-month periods ended July 31, 2013 and 2012, were stock options to purchase 63,182,845 and 17,340,045 shares respectively, and warrants to purchase 9,878,759 and 7,500,000 shares, respectively and debentures convertible into 9,600,480 shares and -0- shares respectively.

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7.                  EFFECT OF RECENTLY ADOPTED AND ISSUED PRONOUNCEMENTS

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-12 (“ASU 2011-12”), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  This amendment defers the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income. ASU 2011-12 is effective at the same time as Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”), so that entities will not be required to comply with the presentation requirements in ASU 2011-05 that this ASU 2011-12 is deferring. ASUs 2011-12 and 2011-05 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The Company adopted ASUs 2011-05 and 2011-12 on November 1, 2012 and has presented comprehensive income using the one-statement approach.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income in financial statements.  However, ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income but only if amounts reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period.  For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional details about these amounts.  ASU 2013-02 is effective in the second quarter of fiscal year 2013 and did not have a material effect on the Company’s consolidated financial statements.

In October 2012, the FASB issued Accounting Standards Update 2012-04 (“ASU 2012-04”), Technical Corrections and Improvements. The amendments in this update cover a wide range of topics and include technical corrections and improvements to the Accounting Standards Codification. The amendments in ASU 2012-04 will be effective for interim and annual reporting periods beginning after December 15, 2012. The Company adopted ASU 2012-04 on February 1, 2013. The adoption of ASU 2012-04 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

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In October 2012, the FASB issued Accounting Standards Update 2012-03 (“ASU 2012-03”), Technical Amendments and Corrections to SEC Sections.  ASU 2012-03 is issued to amend certain SEC paragraphs in the FASB Accounting Standards Codification, including Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin, Technical Amendments, and Corrections Related to FASB Accounting Codification. The amendments in ASU 2012-03 will be effective for interim and annual reporting periods beginning after December 15, 2012.  The Company adopted ASU 2012-03 on February 1, 2013.  The adoption of ASU 2012-03 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

8.         INCOME TAXES

We file Federal and New York State income tax returns.  Due to net operating losses, the statute of limitations remains open since the fiscal year ended October 31, 1997.   We account for interest and penalties related to income tax matters in selling, general and administrative expenses. There are no unrecognized income tax benefits as of July 31, 2013 and October 31, 2012.

9.         CONTINGENCES

On January 28, 2013, we filed a lawsuit in the United States District Court for the Northern District of California against AUO and E Ink in connection with the AUO License Agreements, alleging breach of contract and other charges, and are seeking compensatory, punitive, and treble damages.   In addition to numerous material breaches by AUO of the AUO License Agreements, the Complaint alleges that AUO and E Ink conspired to obtain rights to CopyTele’s EPD and nFED technology.  CopyTele alleges that such activities violated several State and Federal anti-trust and unfair competition statutes for which punitive and/or treble damages are applicable.  We can give no assurance as to the potential outcome of this litigation.

Commencing in the fourth quarter of fiscal year 2012 the primary operations of the Company involved patent licensing in connection with the unauthorized use of patented technologies and patent enforcement.   In connection with any of our patent enforcement actions, it is possible that a defendant may request and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions.  In such event, a court may issue monetary sanctions against us or award attorney's fees and/or expenses to a defendant(s), which could be material.

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Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations.

GENERAL

As used herein, “we,” “us,” “our,” the “Company,” “CopyTele” or “CTI” refers to CopyTele, Inc.  Our principal operations include the development, acquisition, licensing, and enforcement of patented technologies. While in the past, the primary operations of the Company involved licensing in connection with the development of patented technologies, the primary operations of the Company are now patent monetization, and patent assertion, in connection with the unauthorized use of patented technologies that are either owned or controlled by the Company or one of its wholly owned subsidiaries.  As part of our patent assertion activities in the ordinary course of business, the Company, or our wholly owned subsidiaries, will likely initiate patent infringement lawsuits, and engage in patent infringement litigation.  In addition to continuing to mine and monetize our existing patents, our wholly owned subsidiary, CTI Patent Acquisition Corporation will continue to acquire patents and the exclusive rights to exclusively license and enforce patents from third parties.  The changes in the primary operations of the Company included elimination of product development efforts, accordingly, we are no longer incurring research and development expenses. Due to arrangements previously entered into by the Company, certain of our patents contain encumbrances which may negatively impact our patent monetization and patent assertion activities. Where we are able, we will take the steps necessary to remove any encumbrances that may inhibit our patent monetization and patent assertion efforts. We have obtained and will continue to obtain the rights to license and enforce additional patents from third parties, and when necessary, will assist such parties in the further development of their patent portfolios through the filing of additional patent applications.

During the second quarter of fiscal year 2013, CopyTele, through its wholly owned subsidiary, CTI Patent Acquisition Corporation, acquired the exclusive rights to license and enforce two patent portfolios relating to (i) loyalty awards programs commonly provided by airlines, credit card companies, hotels, retailers, casinos, and others, and (ii) window frames with integrated J-Channels, commonly used in manufactured housing and replacement windows.  The Loyalty Conversion Systems patent portfolio covers the conversion of non-negotiable, loyalty awards points into negotiable funds used to purchase goods and services from third parties, and the conversion of awards points into points and awards provided by other loyalty program providers.  The J-Channel Window Frame Construction patent portfolio covers window frames that integrate a feature commonly known in the industry as a “J-channel” or “J-rail,” resulting in easier and faster assembly and installation.

Patent Monetization and Patent Assertion

Patent monetization is the generation of revenue and proceeds from patents and patented technologies (“Patent Monetization”).  Patent assertion is a specialized type of Patent Monetization where a patent owner, or a representative of the patent owner, seeks to prohibit or collect royalties from the unauthorized manufacture, sale, and use of the owner’s patented invention (“Patent Assertion”).  CTI’s new business model is Patent Monetization and Patent Assertion.  We currently own or control 6 patent portfolios which we have identified for patent monetization: ePaper® Electrophoretic Display (“EPD”); Nano Field Emission Display (“nFED”); Key Based Web Conferencing Encryption (“KB Encryption”); J-Channel Window Frame Construction (“J-Channel”);  Loyalty Conversion Systems (“LCS”); and Micro Electro Mechanical Systems Display (“MEMS”).

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Key Based Web Conferencing Encryption

The KB Encryption patent portfolio covers the generation and management of encryption keys used for securing audio/video communications, e-mails, text messages, data, voice and faxes.  This type of encryption technology is commonly used to encrypt web-based conferencing, email for regulatory compliance purposes, and personal information such as contracts.  KB Encryption can also be used for protecting sensitive cellular, satellite, and local area network communications.

ePaper® Electrophoretic Display

The ePaper patent portfolio covers core electrophoretic technology that is used in the worlds’ most popular eReader devices such as the Nook and the Kindle.  The ePaper patents cover the underlying chemistry that is used to manufacture both the particles and the suspension, two of the key elements that are fundamental to the generation of the black and white eReader display.  CTI’s ePaper patents also cover the manufacturing, assembly, and physical structure of the display unit itself, as well as the electronics and internal operation of the device.

Nano Field Emission Display

The nFED patent portfolio covers a new type of flat panel display consisting of low voltage color phosphors, specially coated carbon nanotubes, nano materials to generate secondary electrons, and ionized noble gas, resulting in a bright, sharp, high contrast color image.  This emerging technology could result in a flat panel display utilizing less power, with better picture quality and lower manufacturing costs than is currently found in the display industry.

Micro Electro Mechanical Systems Display

The MEMS patent portfolio covers vanadium dioxide coated pixels that electrically modulate light at extremely high speeds to form an image, as well as the use of electrostatic force to move pixel sized membranes that create a color image. These are emerging, low voltage, display technologies with numerous potential commercial applications.

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Loyalty Conversion Systems

The LCS patent portfolio covers coalition loyalty awards programs commonly provided by airlines, credit card companies, hotels, retailers, casinos, and others.  The portfolio covers the electronic conversion of non-negotiable, loyalty awards points into negotiable funds used to purchase goods and services from third parties, as well as covering the electronic conversions of awards points into points and awards provided by other loyalty program providers.

J-Channel Window Frame Construction

The J-Channel patent portfolio covers window frames commonly used in manufactured housing and replacement windows.  The portfolio covers window frames that integrate a feature commonly known in the industry as a "J-channel" or "J-rail," resulting in easier and faster assembly and installation.

Patent Monetization and Patent Assertion Activities

On January 28, 2013, CTI initiated a patent infringement lawsuit in the United States District Court for the Northern District of California against E Ink Corporation (“E INK”), regarding certain patents owned by CTI pertaining to CTI’s ePaper® Electrophoretic Display technology.  CTI alleges that E Ink has infringed and continues to infringe such patents in connection with the manufacture, sale, use, and importation of electrophoretic displays.  On January 28, 2013, CTI filed a separate lawsuit against AU Optronics Corp. (“AUO”) and E Ink, the AUO/E Ink Lawsuit (as defined below). In June of 2013, CTI and AUO greed to arbitrate CTI’s charges in the AUO/E Ink Lawsuit.  The Court also ordered E Ink to participate in the arbitration, for purposes of discovery.  Because issues in the AUO/E Ink arbitration need to be resolved before the patent infringement case can proceed against E Ink, the Court dismissed the patent infringement case, without prejudice, meaning that CTI can re-file the patent infringement lawsuit, if necessary, following the arbitration.  We can give no assurance as to the potential outcome of this litigation.

On May 1, 2013, CTI’s wholly owned subsidiary, Secure Web Conference Corporation, initiated a patent infringement lawsuit in the United States District Court for the Eastern District of New York against Microsoft Corporation, with respect to encryption technology utilized by Microsoft’s SKYPE video conferencing service.  On July 8, 2013, Secure Web Conference Corporation initiated similar lawsuits in the United States District Court for the Eastern District of New York against Citrix Systems and Logitech International.  We can give no assurance as to the potential outcome of this litigation.

On August 7, 2013, CTI’s wholly owned subsidiary, J-Channel Industries Corporation, filed 8 separate patent infringement lawsuits in the United States District Court for the Eastern District of Tennessee, against Lowe’s Companies, Clayton Homes, Pella Corporation, Jeld-Wen, Atrium Windows and Doors, Ply Gem Industries, RGF Industries, Tafco Corporation, Kinro Manufacturing, and Elixir Industries, all in connection with our patented J-Channel Window Frame Construction technology. We can give no assurance as to the potential outcome of this litigation.

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On August 20, 2013, CTI’s wholly owned subsidiary, Loyalty Conversion System Corporation, filed 10 separate patent infringement lawsuits in the United States District Court for the Eastern District of Texas, against Alaska Airlines, American Airlines, Delta Airlines, Frontier Airlines, Hawaiian Airlines, JetBlue Airways, Southwest Airlines, Spirit Airlines, United Airlines, and U.S. Airways, all in connection with our Loyalty Conversion Systems patent portfolio. We can give no assurance as to the potential outcome of this litigation.

Prior Agreements

AU Optronics Corp.

In May 2011, we entered into an Exclusive License Agreement (the “EPD License Agreement”) and a License Agreement (the “Nano Display License Agreement”) with AUO (together the “AUO License Agreements”).  Under the EPD License Agreement, we provided AUO with an exclusive, non-transferable, worldwide license of our E-Paper® Electrophoretic Display patents and technology, in connection with AUO jointly developing products with CTI.  Under the Nano Display License Agreement, we provided AUO with a non-exclusive, non-transferable, worldwide license of our nFED Display patents and technology, in connection with AUO jointly developing products with CTI.

On January 28, 2013, we terminated the AUO License Agreements due to numerous alleged material and continual breaches of the agreements by AUO.  On January 28, 2013, we also filed a lawsuit in the United States District Court for the Northern District of California against AUO and E Ink in connection with the AUO License Agreements, alleging breach of contract, breach of the implied covenant of good faith and fair dealing, fraudulent inducement, unjust enrichment, unfair business practices, attempted monopolization, and other charges, and we are seeking compensatory, punitive, and treble damages (the “AUO/E Ink Lawsuit”).  In June of 2013, CTI and AUO agreed to arbitrate CTI’s charges, which we believe should result in a faster and more efficient adjudication. A copy of the Complaint filed in the AUO/E Ink Lawsuit is available at www.CopyTele.com.  For more details on the AUO/E Ink Lawsuit, please see “Item 3, Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

Videocon Industries Limited

In November 2007, we entered into a Technology License Agreement (as amended in May 2008), (the “Videocon License Agreement”) with Videocon.  Under the Videocon License Agreement, we provided Videocon with a non-transferable, worldwide license of our nFED technology.  We are not presently involved in development efforts with Videocon and it is not anticipated that such efforts will be resumed in the future.  We have entered into discussions with Videocon regarding the disposition of the Videocon License Agreement.

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At the same time we entered into the Videocon License Agreement in November 2007, we also entered into a Share Subscription Agreement (the “Share Subscription Agreement”) with Mars Overseas Limited, an affiliate of Videocon (“Mars Overseas”).  Under the Share Subscription Agreement, Mars Overseas purchased 20,000,000 unregistered shares of our common stock (the “CopyTele Shares”) from us for an aggregate purchase price of $16,200,000.  Also in November 2007, our wholly-owned subsidiary, CopyTele International Ltd. (“CopyTele International”), entered into a GDR Purchase Agreement with Global EPC Ventures Limited (“Global”), for CopyTele International to purchase from Global 1,495,845 global depository receipts of Videocon (the “Videocon GDRs”) for an aggregate purchase price of $16,200,000.

For the purpose of effecting a lock up of the Videocon GDRs and CopyTele Shares (collectively, the “Securities”) for a period of seven years, and therefore restricting both parties from selling or transferring the Securities during such period, CopyTele International and Mars Overseas entered into two Loan and Pledge Agreements in November 2007.  The Videocon GDRs are to be held as security for a loan in the principal amount of $5,000,000 from Mars Overseas to CopyTele International, and the CopyTele Shares are similarly held as security for a loan in the principal amount of $5,000,000 from CopyTele International to Mars Overseas.  The loans are for a period of seven years, do not bear interest, and prepayment of the loans will not release the lien on the Securities prior to end of the seven year period.  The loan agreements provide for customary events of default, which may result in forfeiture of the Securities by the defaulting party, and also provide for the transfer to the respective parties, free and clear of any encumbrances under the agreements, any dividends, distributions, rights or other proceeds or benefits in respect of the Securities.  The loan receivable from Mars Overseas is classified as a contra-equity under shareholders’ deficiency in the accompanying condensed consolidated balance sheet, because the loan receivable is secured by the CopyTele Shares and the Share Subscription Agreement and Loan and Pledge Agreement were entered into concurrently.  We have entered into discussions with Videocon regarding the disposition of the Subscription Agreement, GDR Purchase Agreement, and Loan and Pledge Agreements.  The outcome of these discussions and the disposition of the related assets and liabilities may have a material effect on our financial statements.  We cannot presently estimate the timing or impact of any such resolution.

In reviewing Management’s Discussion and Analysis of Financial Condition and Results of Operations, you should refer to our condensed consolidated financial statements and the notes related thereto.

CRITICAL ACCOUNTING POLICES

Our condensed  consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.  As such, we are required to make certain estimates, judgments and assumptions that management believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.

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We believe the following critical accounting polices affect the more significant judgments and estimates used in the preparation of our condensed  consolidated financial statements.  For additional discussion on the application of these and other accounting policies, refer to the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

We have assessed the revenue guidance of Accounting Standards Codification (“ASC”) 605-25 “Multiple-Element Arrangements” (“ASC 605-25”) to determine whether multiple deliverables in our arrangements with AUO represent separate units of accounting. Under the AUO License Agreements, we received initial license fees of $3 million, of aggregate license fees of up to $10 million. The additional $7 million in license fees were payable upon completion of certain conditions for the respective technologies. We have determined that the transfer of the licensed patents and technology and the effort involved in completion of the conditions for the respective technologies represent a single unit of accounting for each technology. Accordingly, using a proportional performance method, during the third quarter of fiscal year 2011 we began recognizing the $3 million initial license fees over the estimated periods that we expected to complete the conditions for the respective technologies. We have not recognized any portion of the $7 million of additional license fees as either deferred revenue or revenue as it is considered contingent revenue.  The AUO License Agreements also provided for the basis for royalty payments on future production, if any, by AUO to CopyTele, which we have determined represent separate units of accounting. We have not recognized any royalty income under the AUO License Agreements.

Prior to initiation of the AUO/E Ink Lawsuit, at each reporting period we assessed the progress in completing our performance obligations under the AUO License Agreements and recognized license fee revenue over the remaining estimated period that we expected to complete the conditions for the respective technologies.  Commencing in the fourth quarter of fiscal year 2012, revenue recognition under the AUO License Agreements was suspended pending resolution of the AUO/E Ink Lawsuit.  For more details on the AUO/E Ink Lawsuit, please see Note 9, “Contingencies” to the condensed consolidated financial statements.

During the nine-month periods ended July 31, 2013 and 2012 we recognized approximately $-0- and $940,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 $-0- and $247,000, respectively, of license fee revenue from AUO. License fee payments received from AUO which are in excess of the amounts recognized as revenue (approximately $1,187,000 as of July 31, 2013) are recorded as non-refundable deferred revenue on the accompanying consolidated balance sheet.

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Investment Securities

Our investment securities are classified as available-for-sale and reported at fair value. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a component of accumulated other comprehensive income (loss) until realized.  Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. Dividend and interest income are recognized when earned.

We monitor the value of our investments for indicators of impairment, including changes in market conditions and the operating results of the underlying investment that may result in the inability to recover the carrying value of the investment.  During fiscal year 2012 we discontinued utilizing Volga–Svet, Ltd., a Russian corporation (“Volga”), for contract research and development work.  In evaluating our investment in Volga at October 31, 2012, we determined that the discontinuation of funding from CTI and lack of available financial information from Volga has impaired the value of our investment in Volga.

Stock-Based Compensation

We account for stock options granted to employees and directors using the accounting guidance in ASC 718.  We recognize compensation expense for stock option awards over the requisite or implied service period of the grant.  We recorded stock-based compensation expense, related to stock options granted to employees and directors, of approximately $2,118,000 and $111,000 during the nine-month periods ended July 31, 2013 and 2012, respectively and during the three-month periods ended July 31, 2013 and 2012 of approximately $1,091,000 and $-0-, respectively.  We account for stock options granted to consultants using the accounting guidance under ASC 505-50.  We recognized stock-based compensation expense for stock options granted to non-employee consultants during the nine-month periods ended July 31, 2013 and 2012, of approximately $574,000 and $-0-, respectively and for the three-month periods ended July 31, 2013 and 2012, of approximately $147,000 and $-0-, respectively  See Note 3 to the condensed consolidated financial statements for additional information.

We account for stock awards granted to employees and consultants based on their grant date fair value, in accordance with ASC 718 and ASC 505-50, respectively.  We recorded stock-based compensation expense for the nine-month periods ended July 31, 2013 and 2012, of approximately $-0- and $861,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 of approximately $-0- and $337,000, respectively, for the shares of common stock issued to employees.  In addition, we recorded consulting expense for the nine-month periods ended July 31, 2013 and 2012 of approximately $168,000 and $40,000, respectively, and for the three-month periods ended July 31, 2013 and 2012 of approximately $117,000 and $-0-, respectively, for the shares of common stock issued to consultants.

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Determining the appropriate fair value model and calculating the fair value of stock-based awards requires judgment, including estimating stock price volatility, forfeiture rates and expected term.  If factors change and we employ different assumptions in the application of ASC 718 and ASC 505-50 in future periods, the compensation expense that we record may differ significantly from what we have recorded in the current period.  See Note 3 to the condensed consolidated financial statements for additional information.

Convertible Debentures

The Company accounts for hybrid contracts that feature conversion options in accordance with applicable generally accepted accounting principles (“GAAP”).  ASC  815 “Derivatives and Hedging Activities,” (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

            Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

            The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815.  Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

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            The conversion feature of the convertible debenture issued on January 25, 2013 qualified as an embedded derivative instrument and was bifurcated from the host convertible debenture.  Accordingly, this instrument has been classified as a derivative liability in the accompanying condensed consolidated balance sheet as of July 31, 2013.  Derivative liabilities are initially recorded at fair value and are then re-valued at each reporting date, with changes in fair value recognized in earnings during the reporting period.

RESULTS OF OPERATIONS

            In light of the change in our primary operations to Patent Monetization and Patent Assertion from research, development and licensing, the comparison of our results of operations may have limited future value.

RESULTS OF OPERATIONS

Nine months ended July 31, 2013 compared with nine months ended July 31, 2012

Net Revenue

Net revenue decreased by approximately $945,000 in the nine months ended July 31, 2013, to approximately $2,000, as compared to approximately $947,000 in the comparable prior-year period.  Revenue during the prior period was principally from display technology license fees related to the AUO License Agreements of approximately $940,000.  We did not record revenue from display technology license fees during the comparable current-year period.  Revenue recognition of license fees has been suspended pending resolution of the AUO/E Ink Lawsuit. See “- General” above in this Item 2.  Revenue from sales of encryption products decreased by approximately $5,000 in the nine months ended July 31, 2013, to approximately $2,000, as compared to approximately $7,000 in the comparable prior-year period.

Cost of Encryption Products Sold

The cost of encryption products sold increased by approximately $25,000 in the nine months ended July 31, 2013, to approximately $27,000, as compared to approximately $2,000 in the comparable prior-year period.  During the nine months ended July 31, 2013 we wrote-off our remaining inventory of encryption products of approximately $26,000.

Research and Development Expenses

We discontinued all research and development activity during the fourth quarter of fiscal year 2012.  Accordingly, research and development expenses have decreased to $-0- in the nine months ended July 31, 2013 from approximately $1,712,000 during the prior year period.

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Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by approximately $4,476,000 to approximately $6,117,000 in the nine months ended July 31, 2013, from approximately $1,641,000 in the comparable prior-year period.  The increase in the current period reflected the effect of discontinuing research and development activities in the fourth quarter of fiscal year 2012, including the discontinuation of allocating certain overhead cost to research and development expense.  The increase in selling, general and administrative expenses was principally due to an increase in employee stock option expense of approximately $2,048,000, an increase in consultant stock option expense of approximately $574,000, an increase in legal and accounting fees of approximately $449,000, an increase in shareholder relations expense of approximately $609,000, an increase in rent expense of approximately $220,000, and an increase in employee compensation and related costs, other than stock option expense, of approximately $262,000.  During the first quarter of fiscal 2013 we began to vacate and return a substantial portion of our facilities to the landlord for possible re-letting and recorded an expense of approximately $186,000 related to future rentals of unused facilities.  The additional legal and accounting fees and shareholder relations expense are related to the Company’s restructuring, which commenced in the fourth quarter of the fiscal year ended October 31, 2012, filing a registration statement with the SEC and the lawsuit filed against AUO and E Ink in January 2013.

Change in fair value of derivative liability

The gain recorded from the change in fair value of derivative liability increased to approximately $315,000 in the nine months ended July 31, 2013, compared to $-0- in the comparable prior-year period.

Loss on extinguishment of debt

Loss on extinguishment of debt aggregated approximately $344,000 in the nine months ended July 31, 2013, compared to $-0- in the comparable prior-year period.

Interest Expense

Interest expense increased to approximately $983,000 in the nine month period ended July 31, 2013 from $-0- in the prior year period, due to interest expense and amortization of debt discount recorded in connection with the convertible debentures issued September 2012 and January 2013.  The convertible debentures due September 2016 and accrued interest were converted into shares of common stock during the nine-month period ended July 31, 2013.  The conversion of the debentures resulted in a charge to interest expense of approximately $717,000 during the second quarter of fiscal 2013.

Dividend Income

Dividend income decreased approximately $13,000 in the nine months ended July 31, 2013 to approximately $-0- compared to $13,000 in the prior year period. Dividend income received in the nine months ended July 31, 2012 was related to the Videocon GDR’s acquired in December 2007.

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Interest Income

Interest income decreased to $-0- in the current period compared to approximately $3,000 in the nine months ended July 31, 2012.

Three months ended July 31, 2013 compared with three months ended July 31, 2012

Net Revenue

Net revenue decreased by approximately $250,000 in the three months ended July 31, 2013, to $-0- as compared to approximately $250,000 in the comparable prior-year period.  Revenue during the prior period was principally from display technology license fees related to the AUO License Agreements of approximately $247,000.  We did not record revenue from display technology license fees during the comparable current-year period.  Revenue recognition of license fees has been suspended pending resolution of the AUO/E Ink Lawsuit. See “- General” above in this Item 2.  Revenue from sales of encryption products decreased by approximately $3,000 in the three months ended July 31, 2013, to approximately $-0-, as compared to approximately $3,000 in the comparable prior-year period.

Cost of Encryption Products Sold

The cost of encryption products sold was $-0- in the current year period compared to less than $1,000 in the comparable prior year period.

Research and Development Expenses

We discontinued all research and development activity during the fourth quarter of fiscal year 2012.  Accordingly, research and development expenses have decreased to $-0- in the three months ended July 31, 2013 from approximately $458,000 during the prior year period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by approximately $1,785,000 to approximately $2,219,000 in the three months ended July 31, 2013, from approximately $434,000 in the comparable prior-year period.  The increase in the current period reflected the effect of discontinuing research and development activities in the fourth quarter of fiscal year 2012, including the discontinuation of allocating certain overhead cost to research and development expense.  The increase in selling, general and administrative expenses was principally due to an increase in employee stock option expense of approximately $1,091,000, an increase in consultant stock option expense of approximately $147,000, an increase in legal and accounting fees of approximately $127,000, an increase in shareholder relations expense of approximately $206,000, and an increase in employee compensation and related costs, other than stock option expense, of approximately $140,000.  The additional legal and accounting fees and shareholder relations expense are related to the Company’s restructuring, which commenced in the fourth quarter of the fiscal year ended October 31, 2012 and the filing of a registration statement with the SEC during the current fiscal year.

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Change in fair value of derivative liability

The gain recorded from the change in fair value of derivative liability increased to approximately $105,000 in the three months ended July 31, 2013, compared to $-0- in the comparable prior-year period.

Loss on extinguishment of debt

Loss on extinguishment of debt aggregated approximately $344,000 in the three months ended July 31, 2013, compared to $-0- in the comparable prior-year period.

Interest Expense

Interest expense increased to approximately $125,000 in the three month period ended July 31, 2013 from $-0- in the prior year period, due to interest expense and amortization of debt discount recorded in connection with the convertible debentures issued January 2013.

Dividend Income

Dividend income decreased approximately $13,000 in the three months ended July 31, 2013 to approximately $-0- compared to $13,000 in the prior year period. Dividend income received in the three months ended July 31, 2012 was related to the Videocon GDR’s acquired in December 2007.

Interest Income

Interest income decreased to $-0- in the current period compared to approximately $1,000 in the three months ended July 31, 2012.

LIQUIDITY AND CAPITAL RESOURCES

In September 2012, the Company received aggregate gross proceeds of $750,000 from the issuance of 8% convertible debentures due September 12, 2016 in a private placement, of which $300,000 was sold to the Company’s current Chairman and then Chief Executive Officer and one other director of the Company.  The debentures paid interest quarterly and were convertible into shares of our common stock at a conversion price of $0.092 per share on or before September 12, 2016.  The Company recorded a discount to the carrying amount of the debentures of approximately $717,000 related to the debentures’ beneficial conversion feature.  The Company was permitted to prepay the debentures at any time without penalty upon 30 days prior notice.  The Company also had the option to pay interest on the debentures in common stock.  During the three month period ended April 30, 2013, the entire $750,000 principal amount of these debentures were converted into 8,152,170 shares of common stock and an additional 100,725 shares were issued in payment of approximately $9,300 of accrued interest through the conversion date.  The conversion of the debentures resulted in a charge to interest expense of approximately $717,000 during the second quarter of fiscal 2013.

In January 2013, we received aggregate gross proceeds of $1,765,000 from the issuance of 8% convertible debentures due January 25, 2015, of which $250,000 was received from our current President, Chief Executive Officer and director, and two other directors of the Company.  The debentures pay interest quarterly and are convertible into shares of our common stock at a conversion price of $0.15 per share on or before January 25, 2015.  The embedded conversion feature has certain weighted average anti-dilution protection provisions which would be triggered if the Company issues its common stock, or certain common stock equivalents, (as defined) at a price below $0.15 per share.  We have the option to pay any interest on the debentures in common stock based on the average of the closing prices of  our common stock for the 10 trading days immediately preceding the interest payment date.  We also have the option to pay any interest on the debentures with additional debentures.  We may prepay the debentures at any time without penalty upon 30 days prior notice but only if the sales price of the common stock on the principal market on which the common stock is primarily listed and quoted for trading is at least $.30 for 20 trading days in any 30-day trading period ending no more than 15 days before the Company’s prepayment notice.  In conjunction with the issuance of the debentures, we issued warrants to purchase 5,882,745 shares of our common stock.  Each warrant grants the holder the right to purchase one share of our common stock at the purchase price of $0.30 per share on or before January 25, 2016.  In connection with the sale of debentures, we paid a placement fee of approximately $41,000 and issued the placement agent a warrant to purchase 276,014 shares of common stock with identical provisions as warrants issued with the debentures.  We also agreed to register the common stock issuable upon conversion of the debentures and exercise of the warrants.  The warrants may be exercised on a cashless basis only if there is not an effective registration statement covering such shares.

On April 23, 2013, we entered into a common stock purchase agreement (the “Stock Purchase Agreement”) with Aspire Capital Fund LLC (“Aspire Capital”), which provides that Aspire Capital is committed to purchase up to an aggregate of $10 million of shares of our common stock over the two-year term of the agreement.  In consideration for entering into the Stock Purchase Agreement, concurrently with the execution of the agreement, we issued to Aspire Capital 3,500,000 shares of our common stock as a commitment fee. Upon execution of the Stock Purchase Agreement, Aspire Capital purchased 2,500,000 shares on April 23, 2013 for $500,000.  In order to sell any additional shares under the Stock Purchase Agreement, we were required to have a registration statement covering the shares issued to Aspire Capital declared effective by the SEC.  Such registration statement was declared effective by the SEC in June 2013.

Under the Stock Purchase Agreement there are two ways that we can elect to sell shares of common stock to Aspire Capital.  On any business day we can select: (1) through a regular purchase of up to 200,000 shares (but not to exceed $200,000) at a known price based on the market price of our common stock prior to the time of each sale, and (2) through a volume-weighted average price, or VWAP, purchase of a number of shares up to 30% of the volume traded on the purchase date at a price equal to the lesser of (i) the closing sale price on the purchase date or (ii) 95% of the VWAP for such purchase date.  The Company can only require a VWAP purchase if the closing sale price for our Common Stock on the notice day for the VWAP purchase is higher than $0.50 and the Company has also submitted a regular purchase notice to Aspire Capital in the amount of 200,000 shares on the notice date for the VWAP purchase.  During the three months ended July 31, 2013 we sold an additional 600,000 shares of our common stock to Aspire Capital for approximately $132,000.

The number of shares covered by and the timing of, each purchase notice are determined by us, at our sole discretion.  The Company cannot execute any sales under the Stock Purchase Agreement when the closing for our common stock is less than $0.15.  Aspire Capital has no right to require any sales from us, but is obligated to make purchases as directed in accordance with the Stock Purchase Agreement.  The Stock Purchase Agreement may be terminated by us at any time, at our discretion, without any cost or penalty.  We incurred expenses of approximately $42,000 in connection with the execution of the Stock Purchase Agreement in addition to the 3,500,000 shares of common stock we issued as a commitment fee.

Based on currently available information, we believe that our existing cash and cash equivalents, together with expected cash flows from the Stock Purchase Agreement with Aspire Capital and expected cash flows from patent licensing and enforcement, and other potential sources of cash flows will be sufficient to enable us to continue our patent licensing and enforcement activities for at least 12 months.  However, our projections of future cash needs and cash flows may differ from actual results.  If current cash on hand and cash that may be generated from the Stock Purchase Agreement and from patent licensing and enforcement activities are insufficient to satisfy our liquidity requirements, we may seek to sell our investment securities or other financial assets or our debt or additional equity securities or obtain loans from various financial institutions where possible.  The sale of additional equity securities or convertible debt could result in dilution to our shareholders.  We can give no assurance that we will generate sufficient cash flows in the future (through licensing and enforcement of patents, or otherwise) to satisfy our liquidity requirements or sustain future operations, or that other sources of funding, such as sales of equity or debt, would be available, if needed, on favorable terms or at all.  We can also give no assurance that we will have sufficient funds to repay our convertible debt at maturity in fiscal year 2015.  If we cannot obtain such funding if needed or if we cannot sufficiently reduce operating expenses, we would need to curtail or cease some or all of our operations.

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As shown in the accompanying condensed consolidated financial statements, as of October 31, 2012 we had an accumulated deficit of approximately $125,083,000 and a net shareholders’ deficiency of approximately $1,194,000. These and the other factors described in our Annual Report on Form10-K for the fiscal year ended October 31, 2012 raised substantial doubt about our ability to continue as a going concern. Management’s plans in regard to these matters are set forth above. The accompanying condensed financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. The report from KPMG LLP, the Company’s former independent registered public accountants, dated January 29, 2013, included in our Annual Report on Form10-K for the fiscal year ended October 31, 2012, included an explanatory paragraph related to our ability to continue as a going concern.

The following table presents our expected cash requirements for contractual obligations outstanding as of July 31, 2013:

	Payments Due by Period
	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
Contractual Obligations					Total

Non-cancelable Operating Leases	$292,000	$98,000	$-	$-	$390,000
Convertible Debentures due 2015	-	1,440,000	-	-	1,440,000
Secured Loan Obligation to Mars Overseas	-	5,000,000	-	-	5,000,000
Total Contractual Cash Obligations	$292,000	$6,538,000	$-	$-	$6,830,000

EFFECT OF RECENTLY ISSUED PRONOUNCEMENTS

Refer to Note 7 to the condensed consolidated financial statements – “Effect of Recently Adopted and Issued Pronouncements” for discussion regarding the impact of recently adopted accounting pronouncements on our condensed consolidated financial statements.

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FORWARD-LOOKING STATEMENTS

Information included in this Quarterly Report on Form 10-Q may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results.  We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  These risks, uncertainties and factors include, but are not limited to, those factors set forth in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 under “Item 1A – “Risk Factors.”  You should read this discussion and analysis along with our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and the condensed consolidated financial statements included in this Report.  Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this Report.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk.

As a smaller reporting company, the Company is not required to provide the disclosures set forth in this Item.

Item 4.  Controls and Procedures.

We carried out an evaluation, under the supervision and with the participation of our management including our President and Chief Executive Officer and our Vice President – Finance and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13-15(b) of the Securities Exchange Act of 1934, as amended.  Based upon that evaluation, our Chief Executive Officer and our Vice President – Finance and Chief Financial Officer concluded that our disclosure controls and procedures are effective as of the end of the period covered by this report.

There was no change in our internal control over financial reporting during the third quarter of fiscal year 2013 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II.  OTHER INFORMATION

Item 1. Legal Proceedings.

On January 28, 2013, we filed a lawsuit in the United States District Court for the Northern District of California against AUO and E Ink in connection with the AUO License Agreements, alleging breach of contract and other charges, and are seeking compensatory, punitive, and treble damages.   In addition to numerous material breaches by AUO of the AUO License Agreements, the Complaint alleges that AUO and E Ink conspired to obtain rights to CopyTele’s ePaper® Electrophoretic Display technology, and CopyTele’s Nano Field Emission Display technology.  CopyTele alleges that such activities violated several State and Federal anti-trust and unfair competition statutes for which punitive and/or treble damages are applicable.  We can give no assurance as to the potential outcome of this litigation.

On January 28, 2013, CopyTele also initiated a patent infringement lawsuit in the United States District Court for the Northern District of California against E Ink, regarding certain patents owned by CopyTele pertaining to CopyTele’s  ePaper® Electrophoretic Display technology.  CopyTele alleges that E Ink has infringed and continues to infringe such patents in connection with the manufacture, sale, use, and importation of eReaders, and other devices with electrophoretic displays. We can give no assurance as to the potential outcome of this litigation.

In June of 2013, CopyTele and AUO agreed to arbitrate CopyTele’s charges, which we believe should result in a faster and more efficient adjudication. The Court also ordered E Ink to participate in the arbitration, for purposes of discovery. Because issues in the AUO/E Ink arbitration need to be resolved before the patent infringement case can proceed against E Ink, the Court dismissed the patent infringement case, without prejudice, meaning that CopyTele can re-file the patent infringement lawsuit, if necessary, following the arbitration.

On May 1, 2013, CopyTele’s wholly owned subsidiary, Secure Web Conference Corporation, initiated a patent infringement lawsuit in the United States District Court for the Eastern District of New York against Microsoft Corporation, with respect to encryption technology utilized by Microsoft’s SKYPE video conferencing service.  On July 8, 2013, Secure Web Conference Corporation initiated similar lawsuits in the United States District Court for the Eastern District of New York against Citrix Systems and Logitech International.  We can give no assurance as to the potential outcome of this litigation.

On August 7, 2013, CopyTele’s wholly owned subsidiary, J-Channel Industries Corporation, initiated 8 separate patent infringement lawsuits in the United States District Court for the Eastern District of Tennessee, against Lowe’s Companies, Clayton Homes, Pella Corporation, Jeld-Wen, Atrium Windows and Doors, Ply Gem Industries, RGF Industries, Tafco Corporation, Kinro Manufacturing, and Elixir Industries, all in connection with our patented J-Channel Window Frame technology. We can give no assurance as to the potential outcome of this litigation.

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On August 20, 2013, CopyTele’s wholly owned subsidiary, Loyalty Conversion Systems Corporation, initiated 10 separate patent infringement lawsuits in the United States District Court for the Eastern District of Texas, against Alaska Airlines, American Airlines, Delta Airlines, Frontier Airlines, Hawaiian Airlines, JetBlue Airways, Southwest Airlines, Spirit Airlines, United Airlines, and U.S. Airways, all in connection with our Loyalty Conversion Systems patent portfolio.  We can give no assurance as to the potential outcome of this litigation.

Other than the foregoing, we are not a party to any material pending legal proceedings.  We are party to claims and complaints that arise in the ordinary course of business.  We believe that any liability that may ultimately result from the resolution of these matters will not, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

Item 1A.  Risk Factors.

There have been no material changes in our risk factors from those disclosed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.

On May 29, 2013, the Company offered the holders of the warrants issued in our February 2011 private placement the opportunity to exercise the warrants at a reduced exercise price of $0.16 per share (payable in cash) during the period ended July 15, 2013.   In connection therewith, Messrs. Titterton, Johnson and Herms exercised warrants to purchase 1,400,000, 700,000 and 280,000 shares of our Common Stock and we received gross proceeds of $380,800.  On June 17 2013, Mr. Krusos exercised the warrants previously issued to him in our February 2011 private placement on a “cashless” basis and received 547,493 shares of Common Stock.

During the quarter ended July 31, 2013, we issued 101,000 shares of our Common Stock in payment of interest on the $1,765,000 principal amount of 8% Convertible Debentures due 2015 that we issued in our January 2013 private placement.  Between June 21, 2013 and July 9, 2013, holders of $325,000 and $5,878 of principal and interest, respectively, of the debentures, converted their holdings into an aggregate of 2,166,775 and 20,125 shares of Common Stock

On April 23, 2013, we entered into a common stock purchase agreement with Aspire Capital Fund LLC (“Aspire Capital”), which provides that Aspire Capital is committed to purchase up to an aggregate of $10 million of shares of our common stock over the two-year term of the agreement. During the quarter ended July 31, 2013, we sold an aggregate of 600,000 shares of common stock to Aspire Capital at an average purchase price of $0.2192 per share.

Pursuant to the terms of an Agreement, dated as of February 15, 2013, between the Company and Harllon Holdings, LLC (“Harllon”), the Company issued Harllon 375,000 shares on June 7, 2013 of common stock in payment of public relations and communications services.

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Pursuant to the terms of a series of agreements between the Company and Larkin/Volpatt Communications (“Larkin/Volpatt”), the Company issued Larkin/Volpatt 40,000 shares common stock in payment of public relations and communications services during the quarter ended July 31, 2013.

The issuances of the securities referred to above (i) were not registered under the Securities Act of 1933, as amended, in reliance on an exemption from registration under Section 3(b) or Section 4(2) of the Act, and Rule 506 promulgated thereunder, based on the fact that all of the investors are “accredited investors,” as such term is defined in Rule 501 of Regulation D and (ii) were not subject to any underwriting discounts or commissions.

Item 3. Defaults Upon Senior Securities.   None.

Item 4. Mine Safety Disclosures.  Not Applicable.

Item 5. Other Information.

            (a)        None.

(b)        There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s board of directors.

Item 6.  Exhibits.

31.1   Certification of Chief Executive Officer, pursuant to Section 302 of   the Sarbanes-Oxley Act of 2002, dated September 16, 2013.

31.2   Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated September 16, 2013.

32.1     Statement of Chief Executive Officer, pursuant to Section 1350 of Title 18 of the United States Code, dated September 16, 2013.

32.2     Statement of Chief Financial Officer, pursuant to Section 1350 of Title 18 of the United States Code, dated September 16 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COPYTELE, INC.

	By:	/s/ Robert A. Berman
Robert A. Berman
President and Chief Executive Officer
September 16, 2013		(Principal Executive Officer)

	By:	/s/ Henry P. Herms
Henry P. Herms
Vice President - Finance and
Chief Financial Officer (Principal
September 16, 2013		Financial and Accounting Officer)

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